Exhibit 21.1

SUBSIDIARIES OF TERAX ENERGY, INC.

Terax Energy, Inc. has one wholly owned subsidiary, Erath Energy Inc. which is a corporation formed under the laws of Delaware.

The above-referenced subsidiary does business under its own corporate name.